Exhibit 99.1

February 25, 2025

Magellan Copper and Gold Corp. Announces Participatory Agreement with

Gold Express Mines regarding the Historic Atlantic Cable Gold Mine

Wallace, Idaho – February 25, 2025 – Magellan Copper and Gold Corp. (OTC: MAGE) (“Magellan” or the “Company”), is pleased to announce that the company has entered into an agreement with Gold Express Mines for a joint venture participatory agreement on the historic Atlantic Cable Gold Mine (the “Cable Mine”) located about midway between Anaconda, Montana and Philipsburg, Montana.

The Cable Mine is widely considered one of Montana’s top tier bonanza-grade gold producers and is known for its museum quality specimen gold. The Cable property was discovered in 1866 and saw several periods of active operations before being closed by the War Powers Act of 1942 (order L-208 issued by the U.S. War Production Board, shut America’s gold mines on December 7, 1942).

The agreement calls for Magellan to spend a minimum of $400,000 in development expenditures on the project over the next twenty-four months furthering the development and exploration of the property. In doing so, Magellan will earn a 45% participatory interest in the project. Gold Express Mines currently holds the property under a lease/purchase option with the underlying owner.

The Cable property consists of 480 acres of patented ground and 500 acres of unpatented mining claims. Labor and other services are available in both Anaconda and Philipsburg, 14 and 20 driving miles away, respectively. A likely location for processing of Cable ore is a fully permitted milling facility located at Philipsburg.

Permitting will be primarily with the Montana Dept. of Environmental Quality (“MDEQ”). Currently there is a permit in place for trenching work on a placer mining target located at the mine site. This work shall be completed this spring, subject to a reclamation bond being provided to MDEQ.

The next step in permitting will be to request a permit to re-open the main tunnel of the Cable Mine. The clean-up and refurbishment of this tunnel will allow access underground. The Company is studying historic records and reports to develop an underground drilling and sampling plan to confirm a historic copper-gold resource that is reported to be present within the mine.

This historic resource block was initially explored in the early 1900s by long-hole drilling and was estimated to contain 207,000 tons grading 1.5 to 4% copper and 0.11 to 0.14 ounces gold per ton. To the best of knowledge of the Company, this resource remains intact. Modern core drilling at the margins of this resource block intercepted multiple 5-foot intervals grading in ranges between 0.23 to 3.44 ounces gold per ton.

Potential investors and interested parties are cautioned that these historic results from past drilling and sampling will need to be confirmed by the Company. There is no assurance that the resource block referred to is still present in the mine, or that the Company will obtain sample or drill results as positive as those obtained in the past.

If the resource block is confirmed substantially at the grades and tonnages obtained in historic work, it will be the intention of both Magellan and Gold Express to operate the Cable Mine year-round, subject to required permits being obtained and successful commercial arrangements are made for treatment of the ore.

The underground resource will be mined using conventional cut-and-fill methods or back-stoping in select blocks of ore-grade material. Company principals and associates will plan and manage daily production work, hiring and developing a mining labor force to be used for the mining. Outside contracted services will likely be used for ore hauling, milling and refining.

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About Magellan Copper and Gold Corp.

Magellan Copper and Gold Corp. (MAGE) is focused on the exploration and development of precious metals and copper in the Western United States. Magellan has two primary gold projects, the Cable Mine in Montana, and the Center Star Mine, located near Elk City, Idaho. The Company also control three copper projects, two in Idaho and one in Arizona.

To learn more about Magellan Copper and Gold Corp., visit www.magellancoppergold.com.

About Gold Express Mines, Inc.

Gold Express Mines is a US-based, multi-commodity mining company focused on the discovery, development and production of precious and base metal assets. Gold Express holds fourteen precious metal projects and six copper projects in the Western United States and has a substantial ownership interest in Fermi Uranium Corp., a uranium/rare earth exploration company. To learn more about Gold Express Mines, visit www.goldexpressmines.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically extracted, or that they will be permitted for production.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Copper and Gold Corp. believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Copper and Gold Corp.
Mike Lavigne, CEO
mblavigne@magellangoldcorp.com

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